Exhibit 10.1

China De Xiao Quan Care Group Co., Ltd Unanimous Written Consent Of Board of Directors

In Lieu of Special Meeting

The undersigned, being the Board of Directors of China De Xiao Quan Care Group Co., Ltd, a Nevada Corporation (the "Corporation"), hereby waives the calling or holding of a meeting of the Board of Directors of the Corporation (the "Board"), consents in writing as of this 31st day of March 2023 to the following actions and directs that this unanimous written consent be filed by the Corporation's Secretary with the minutes of proceedings of the Board.

WHEREAS, the Corporation desires to appoint Mr. Chunsheng Qin as its President, CEO, Treasurer, Secretary and Director.

Now therefore,

FURTHER RESOLVED, the Corporation shall accept the appointment of Mr. Chunsheng Qin as its sole officer and director, effective as of March 31st, 2023.

FURTHER RESOLVED, the Corporation shall issue 475,000 shares of Convertible Series A Preferred Stock in the name of Mr. Chunsheng Qin, 15,000 shares of Convertible Series A Preferred Stock in the name of Mr. Yangtengjie Qin and 10,000 shares of Convertible Series A Preferred Stock in the name of Mr. Fugui Xie.

FURTHER RESOLVED, the Board of Directors of the Corporation be and hereby is authorized, empowered and directed to take any and all actions and to execute, deliver and file any and all agreements, instruments and documents as the Board of Directors so acting shall determine to be necessary or appropriate to consummate the transactions contemplated by the foregoing resolution. The taking of such action shall be conclusive evidence that the same was deemed to be necessary or appropriate and was authorized hereby.

IN WITNESS WHEREOF, the undersigned being the Board of Directors of China De Xiao Quan Care Group Co., Ltd. has executed this Consent as of the day and year first written above.

/s/ Chongyi Yang

Chongyi Yang